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                                                                EXHIBIT 99(1)(f)

                       MUNIHOLDINGS FLORIDA INSURED FUND

                                  AMENDMENT TO

                           CERTIFICATE OF DESIGNATION

                             DATED OCTOBER 16, 1997

                ESTABLISHING POWERS, QUALIFICATIONS, RIGHTS AND

                          PREFERENCES OF TWO SERIES OF

                  AUCTION MARKET PREFERRED SHARES ("AMPS(R)")

     The undersigned hereby certifies that she is the Secretary of MuniHoldings Florida Insured Fund (the "Trust"), an unincorporated business trust organized and existing under the laws of the Commonwealth of Massachusetts, and that this Amendment to the Certificate of Designation dated October 16, 1997 (the "Certificate") has been adopted by the Board of Trustees of the Trust in a manner provided in the Trust's Declaration of Trust.

VOTED:         WHEREAS, the Board of Trustees of MuniHoldings Florida Insured
          Fund (the "Trust") is expressly empowered pursuant to Section 6.1 of the Trust's Declaration of Trust to authorize the issuance of preferred shares of the Trust in one or more series, with such preferences, powers, restrictions, limitations or qualifications as determined by the Board of Trustees and as set forth in the resolution or resolutions providing for the issuance of such preferred shares;

               WHEREAS, on October 16, 1997, pursuant to a Certificate of Designation (the "Certificate") the Board of Trustees did thereby authorize the issuance of two series of preferred shares, par value $.10 per share, liquidation preference $25,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) each consisting of 2,095 shares designated, respectively, Auction Market Preferred Shares, Series A, and Auction Market Preferred Shares, Series B;

               WHEREAS, the Board of Trustees has determined that it is in the best interests of the Trust to increase by 1,400 shares the authorized number of Auction Market Preferred Shares, Series B.

               NOW, THEREFORE, the Board of Trustees does hereby authorize the issuance of 1,400 additional shares of Auction Market Preferred Shares, Series B, par value $.10 per share, liquidation preference $25,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared), and the Board of Trustees does hereby amend the Certificate of Designation, having determined that such amendments do not adversely affect the rights of any Shareholder of the Trust with respect to which the amendments are applicable pursuant to Section 10.3(a) of the Declaration of Trust, as follows:

               The second paragraph under "Designation" is deleted in its entirety and replaced by the following:
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                                      -2-

               Series B: A series of 3,495 preferred shares, par value $.10 per share, liquidation preference $25,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, is hereby designated "Auction Market Preferred Shares, Series B". Each Auction Market Preferred Share, Series B (sometimes referred to herein as "Series B AMPS") shall be issued on a date to be determined by the Board of Trustees of the Trust or pursuant to their delegated authority; have an Initial Dividend Rate and an Initial Dividend Payment Date as shall be determined in advance of the issuance thereof by the Board of Trustees of the Trust or pursuant to their delegated authority; and have such other preferences, voting powers, limitations as to dividends, qualifications and terms and conditions of redemption as are set forth in this Certificate of Designation. The Auction Market Preferred Shares, Series B shall constitute a separate series of preferred shares of the Trust, and each Auction Market Preferred Share, Series B shall be identical.


Dated this _____ day of _____, 2000

                                         ______________________________
                                         Jodi M. Pinedo
                                         Secretary